Exhibit 99.1

For Immediate Release

For More Information:

Michael G. Sanchez

Andy Mus

Chief Executive Officer

Senior Vice President

Coastal Banking Company Inc.

Marsh Communications LLC

904-321-0400

404-327-7662

Coastal Banking Company’s Wholesale Mortgage Division

Passes $1 Billion Loan Production Milestone

BEAUFORT, S.C., Aug. 26, 2009 – Coastal Banking Company Inc. (OTCBB:CBCO), the holding company of CBC National Bank, which operates divisions including Lowcountry National Bank in Beaufort, S.C., and First National Bank of Nassau County in Fernandina Beach, Fla., announced that in June its wholesale mortgage division reached the $1 billion milestone in loan production.

The division, based in Atlanta, began operations in September 2007 utilizing a conservative, risk-averse business model, originating primarily full-documentation, conforming mortgage loans that are pre-sold into the secondary market to eliminate nearly all interest-rate risk. In addition to the loans sold into the secondary market, more than $38 million in loans originated by this division have been added to CBC National Bank’s portfolio through June 30, 2009, as part of a strategy to shift concentration risk away from commercial real estate loans and increase the relatively less risky one-to-four family residential loans.

 “One of the keys to our success was the fact that we entered the wholesale mortgage industry at a time when many mortgage lenders were exiting the business, leaving a gap in service,” said Charles Wagner, senior vice president of CBC National Bank’s wholesale division. “In addition, we were able to create the division with nominal operational costs and free of the risk exposure that was troubling much of the industry due to past liberal lending practices. Our growth to date has far exceeded our expectations, and the division has been a significant contributor to CBC National Bank’s earnings.”

Coastal Banking Company’s Wholesale Division Passes $1 Billion, page 2

During the first 6 months of 2009, CBC National Bank’s wholesale division has funded over $490 million in one-to-four family residential mortgages, or an average of more than $81 million per month. While the initial surge in lending volume was concentrated more in refinance transactions, loans funded to finance home purchase transactions has steadily increased to represent more than half of all loans funded in June 2009.

In August 2008, the bank obtained regulatory approval to originate loans insured by the Federal Housing Administration (FHA). In less than a year, the number of FHA loans has grown to represent approximately one-third of the total volume of loans funded by the wholesale division.

The bank has been able to support this significant increase in the level of wholesale residential mortgage loan originations in 2009 by leveraging the funding it received in December 2008 from the Treasury Department’s TARP Capital Purchase Program.  Residential funding levels at the wholesale division doubled in the six full months following receipt of the TARP proceeds as compared to the prior six month period.

Recently, the bank entered into a software license and support agreement with Avista Solutions Inc., to utilize their web-based mortgage origination software. This new software, which should be operational within the next 90 days, will facilitate the continued growth of the wholesale division in a cost-efficient manner while providing top quality customer service to the bank’s mortgage broker customers.

“We plan to leverage our early success and current favorable wholesale market conditions to grow beyond our initial metro Atlanta market,” said Steve Ralys, senior vice president of the wholesale division. “Our goal is continued expansion in the markets across CBC National Bank’s footprint of North Florida, Georgia and South Carolina. The added functionality and efficiency we expect to achieve with the Avista Solutions software will provide our staff and customers with state of the art tools to submit, process and close their loans efficiently, while offering enhanced pipeline management to support our conservative, low-risk approach to wholesale lending.”

Coastal Banking Company’s Wholesale Division Passes $1 Billion, page 3

About Coastal Banking Company Inc.

Coastal Banking Company Inc., based in Beaufort, S.C., is the $487.9 million-asset bank holding company of CBC National Bank, which operates as Lowcountry National Bank in Beaufort, S.C., First National Bank of Nassau County in Fernandina Beach, Fla., and The Georgia Bank in Meigs, Ga. CBC National Bank, which is headquartered in Fernandina Beach, provides a full range of consumer and business banking services through full-service banking offices in Beaufort, Fernandina Beach, Meigs, Hilton Head, S.C., and Port Royal, S.C. The company also operates a wholesale lending division based in Atlanta and commercial loan production offices in Jacksonville, Fla., and Savannah, Ga. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol CBCO. For more information, please visit the company’s Web site, www.coastalbanking.com.

About Avista Solutions
Avista Solutions is a financial services software company that combines years of mortgage industry experience with powerful technology skills to deliver integrated solutions to lenders. Avista's web-based wholesale, correspondent, retail and consumer direct platforms are designed to streamline the origination process, increase loan production, reduce operating costs and improve customer service. Avista Solutions provides the most innovative technology in the mortgage business.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal’s assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market.  Additional information and other factors that could affect future financial results are included in Coastal’s filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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